UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2007

GENESIS ENERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Dallas, Suite 2500, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 860-2500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

___ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

___ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)

Item 1.01. Entry into a Material Definitive Agreement

On April 25, 2007, Genesis Energy, L.P. entered into a contribution and sale agreement (the “Contribution Agreement”) with several entities owned and controlled by the Davison family of Ruston, Louisiana to acquire (directly and through the acquisition of certain equity interests) the assets of businesses engaged in five energy service segments. The Davison family has conducted energy related transportation businesses in Ruston since 1937. The businesses to be acquired from the Davison family include:

•
Refinery services business - The refinery service business operates as a third-party contractor to provide the service of processing sour gas streams to remove sulfur at more than a dozen refining operations, located primarily in Louisiana, Texas and Arkansas.

•
Petroleum products marketing business - The wholesale marketing of petroleum products business sells a variety of petroleum products to paper mills, utilities and other customers for use as fuels in their operations. This business has been operated under the name Davison Petroleum Products.

•
Terminal business - The terminal business operates terminals for the storage and blending of refined petroleum products in north Louisiana and Mississippi. Each of the terminals is connected to multiple transportation modes. This business has been operated under the names Davison Terminal Services, Sunshine Oil and Red River Terminals.

•
Trucking business - The trucking business operates a fleet of approximately 250 tractors and over 500 trailers under the name Davison Transport. The fleet, in addition to third-party carriage, supports the operations of the refinery services, petroleum products marketing and terminal businesses.

•	Fuel procurement business - The fuel procurement business provides fuel procurement and delivery logistics management services to wholesale and retail customers in more than 35 states nationwide.

The total value of the transaction is expected to be approximately $560 million, subject to potential adjustments, primarily for working capital acquired. One-half of the total consideration will be in the form of common units valued at $20.8036 per unit. The remaining balance of the consideration is expected to be funded though Genesis’ $500 million Revolving Credit Facility led by Fortis Capital Corp. and Deutsche Bank Securities, Inc. The transaction, with an effective date of April 1, 2007, is expected to close early in the third quarter of 2007.

The completion of the transaction is subject to the satisfaction of customary conditions to closing, including the performance of material covenants, accuracy of representations and warranties, obtaining material consents and approvals (including approval under the Hart-Scott-Rodino Antitrust Improvements Act) and approval by the AMEX to list the units to be issued as a portion of the purchase price. Additionally, Genesis has the right to delay the closing until July 1, 2007, and until it has received audited financial statements covering the acquired businesses, and both Genesis and the Davison companies have the right to terminate the agreements if the results of operations reflected in those audited financial statements are materially different in certain respects than the results of operations contained in the existing unaudited financial statements.

Upon consummation of the transaction, the Davison family will hold approximately 50% of Genesis’ outstanding common units and, depending on their continued level of ownership in Genesis, will have the right to appoint up to two directors. The Davison family also will have registration rights with respect to its common units, which will be subject to specified restrictions on sale and transfer. In addition, Genesis will be granted a lien on forty percent of those common units for a specified period of time.

This report contains only a summary of certain provisions of the Contribution Agreement and related documents. This summary does not purport to be a complete summary of the Contribution Agreement and related documents and is qualified by reference to those agreements, which have not been filed to date. Genesis will file the Contribution Agreement at a future date. The underlying agreements contain representations, warranties and other provisions that are qualified in many respects, including by reference to disclosure schedules that have not been filed and that may not be filed with the Contribution Agreement. Those representations and warranties were made to provide the parties thereto with specified rights and remedies and to allocate risks among those parties. Accordingly, those representations and warranties should not be relied upon as business or operational information about any of the parties or their affiliates.

A copy of the press release issued to announce the execution of the Contribution Agreement is included as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements of businesses acquired.

Not applicable

(b) Pro forma financial information.

Not applicable.

(c) Exhibits

The following materials are filed as exhibits to this Current Report on Form 8-K.

Exhibits.

99.1 Genesis Energy, L.P. press release, dated April 26, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GENESIS ENERGY, L.P. (A Delaware Limited Partnership)
	By:	GENESIS ENERGY, INC., as General Partner
Date: April 26, 2007	By:	/s/ Ross A. Benavides
Ross A. Benavides Chief Financial Officer